EXHIBIT 99.1

Joint Filing Agreement

Pursuant to Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned agree that the Statement on Schedule 13D to which this exhibit is attached is filed on behalf of each of them in the capacities set forth below.

Date: October 15, 2008

MICROSOFT CORPORATION

By:	/s/ Keith R. Dolliver
Keith R. Dolliver
Assistant Secretary

CRISP ACQUISITION CORPORATION

By:	/s/ Keith R. Dolliver
Keith R. Dolliver
President and Treasurer